Independent Auditors' Consent

The Board of Managers and Members of
Mrs. Fields Famous Brands, LLC:

We consent to the incorporation by reference in the registration statement (No.333-149026) on Form S-3 of NexCen Brands, Inc. of our report dated April 4, 2008, with respect to the Statements of Assets Acquired and Liabilities Assumed of the Great American Cookie Company Franchising, LLC (GACCF) and Great American Manufacturing, LLC (GAM, and collectively with GACCF, the Great American Cookie Brand) of Mrs. Fields Famous Brands, LLC as of December 29, 2007 and December 30, 2006 and the Statements of Revenues and Direct Expenses for the each of the fiscal years in the three-year period ended December 29, 2007, for which report appears in the Form 8-K/A of NexCen Brands, Inc. dated April 15, 2008.

Our report dated April 4, 2008 contains an explanatory paragraph that states that the financial statements were prepared to present the assets acquired and liabilities assumed and the revenues and direct expenses associated with Great American Cookie Brand in connection with the Asset Purchase Agreement dated January 29, 2008 between NexCen Brands, Inc. and Mrs. Fields Famous Brands, LLC as described in note 1 of the financial statements and for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and are not intended to be a complete presentation of Great American Cookie Brands' financial position, results of operations or cash flows of Great American Cookie Brand on a stand alone basis.

KPMG LLP

Salt Lake City, Utah
April 15, 2008